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                                                          EXHIBIT 2


                             M & A INVESTMENTS, INC.
                                1220 Senlac Drive
                            Carrollton, Texas  75006

                                  July 19, 1995


     CST Entertainment, Inc.
     CST Featurizations, Inc,
     CST Computoons, Inc.
     5901 Green Valley Circle
     Suite 400
     Culver City, California  90230

     Attn:  Mr. Jonathan Shapiro


     Re:  M & A Investments, Inc./CST Entertainment, Inc.
          -----------------------------------------------

     Dear Sirs:

               In connection with the Promissory Note dated July 19, 1995 in the original principal amount of $500,000 (the "Note"), executed by CST Entertainment, Inc. ("CST"), CST Featurizations, Inc. and CST Computoons, Inc. (collectively, Debtors") as makers and payable to M & A Investments, Inc. ("M&A"), Debtors and M&A hereby agree that:

               1. The Note shall be convertible, at the option of M&A, into Common Stock, par value $.15, of CST at any time prior to acceptance by M&A of any payment or prepayment of the Note, at the rate of $.65 per share; provided, however, that the conversion price shall be reduced to $.50 per share if the Note is not repaid in full or converted prior to or on November 1, 1995. M&A reserves the right to waive, in whole or in part, its right to convert the Note.

               2. If the Note is converted into Common Stock of CST in accordance with paragraph 1 of this letter agreement, then the indebtedness of Debtors to M&A evidenced by the Note shall be reduced by an amount equal to the conversion price per share (either $.65 or $.50 per share) times the number of shares of Common Stock so acquired.

               3. Any shares of Common Stock, par value $.15, of CST into which the Note may be converted shall have the same registration rights applicable to the Shares as set forth in the Warrant issued by CST in favor of M&A of even date herewith.

















     NYFS05...:\35\64935\0001\6678\LETTER
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     CST Entertainment, Inc.
     CST Featurizations, Inc,
     CST Computoons, Inc.
     July 19, 1995
     Page 2

               4. The proceeds of the Note may be used by Debtors for general corporate purposes, but not to pay any existing indebtedness of Debtors.





                                        Very truly yours,


                                        M & A INVESTMENTS, INC.

                                        By:
                                             ---------------------------
                                             John G. Murray
                                             Assistant Treasurer



     Agreed and accepted:

     CST ENTERTAINMENT, INC.

     By:
          --------------------------------
          Jonathan Shapiro
          President


     CST FEATURIZATIONS, INC.

     By:
          --------------------------------
          Jonathan Shapiro
          President


     CST COMPUTOONS, INC.

     By:
          --------------------------------
          Jonathan Shapiro
          President